EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to incorporation by reference in the Registration Statement (Form S-8 No. 333-135440) pertaining to the Consolidated Communications, Inc. 401(k) Plan of our report dated June 15, 2009, with respect to the financial statements and schedules of Consolidated Communications, Inc. 401(k) Plan included in this Annual Report (Form 11-K) for the year ended December 31, 2008.
/s/ West & Company, LLC
Sullivan, Illinois
June 15, 2009